UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) January 16, 2005


                        Brainstorm Cell Therapeutics Inc.
             (Exact name of registrant as specified in its charter)


         Washington                  333-61610                   912061053
(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)


                           1350 Avenue of the Americas
                               New York, NY 10019
               (Address of principal executive offices) (Zip Code)


   Registrant's telephone number, including area code       212-557-9000

                                       N/A
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)       Appointment of Principal Officers

On January 17, 2005, we issued a press release announcing the appointment of Mr. David Stolick, as the Chief Financial Officer of Brainstorm Cell Therapeutics Inc. (the "Registrant") and of our wholly-owned subsidiary BrainStorm Cell Therapeutics Ltd. (the "Subsidiary"). The appointment is effective February 13, 2005 (the "Effective Date"). A copy of the press release that includes this announcement is attached hereto as Exhibit 99.1.

On January 16, 2005 the Registrant and the Subsidiary have entered into an employment agreement with Mr. Stolick. The following description of the Employment Agreement with Mr. Stolick is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.09. Pursuant to this agreement, Mr. Stolick is entitled to an initial base salary of 20,000 New Israeli Shekel (NIS) per month, which shall be increased six (6) months subsequent to the Effective Date, to NIS 28,000 per month. Mr. Stolick shall be employed on a part-time basis for the period of six months from the Effective Date, and on a full-time basis thereafter.


Mr. Stolick will be granted, pursuant to the Registrant's 2004 Global Share Option Plan, options to purchase 400,000 shares of our common stock at a price per share of $0.75 each, which options will vest and become exercisable in thirty six equal monthly installments from the Effective Date. These options shall be exercisable by Mr. Stolick for a ten (10) year period following the Effective Date, but in any case not later than two (2) years after termination of the Agreement. We have agreed to register the shares underlying these options on an S-8 registration statement; provided that this obligation shall not take effect until the one year anniversary of the grant of the options.


Mr. Stolick will receive the following executive benefits: 18 vacation days per year, a manager's insurance policy, contributions to an education fund, a company car and a cell phone. Mr. Stolick will also be entitled to coverage under our directors' and officers' liability insurance policy and to a written undertaking from the Registrant and the Subsidiary to indemnify and release him to the full extent possible in accordance with the Israeli Companies Law 5759-1999 and the applicable laws of the State of Washington.


Mr. Stolick's employment agreement has no stated term and is terminable by either party upon 90 days prior notice or by us without prior notice in the event of a termination for cause. In the event that Mr. Stolick resigns as a result of constructive discharge (as defined in the agreement), or in the event of termination of employment by reason of Mr. Stolick's disability (as defined in the agreement) or death, 67% of the remaining unvested options granted to Mr. Stolick shall vest immediately as of the date of the notice of termination, and Mr. Stolick or his successor shall be entitled to exercise the vested options from the date of such termination until the earlier of two (2) years thereafter or their expiration date. For these purposes, "constructive discharge" is defined as (i) material reduction in Mr. Stolick's compensation; or (ii) voluntary termination by Mr. Stolick as a result of or within 6 months of, a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or shares of the Registrant and/or the Subsidiary are sold, leased or transferred to another company or otherwise disposed of. "Disability" is defined as a physical or mental infirmity which impairs Mr. Stolick's ability to substantially perform his duties under the Agreement and which continues for a period of at least one hundred and eighty
(180) consecutive days.


Mr. Stolick is prohibited, during the term of his employment and for a period of 12 months thereafter, from competing with the Registrant or the Subsidiary or soliciting any of the Registrant's or Subsidiary's customers or employees.

From 1995 until his appointment as our CFO, Mr. Stolick, age 39, served as Corporate Controller of M-Systems Flash Disk Pioneers Ltd., a NASDAQ listed company. From 1994 until 1995 he served as Deputy Controller of Electronics Line Ltd., an Israeli publicly traded Company, and from 1991 until 1994 he was Audit Manager at Goldstein, Sabbo, and Tebet Accountants. Mr. Stolick holds a B.A. in Economics and Accounting from Ben-Gurion University. He has been qualified as a certified accountant in Israel since 1993.

Other than as described above Mr. Stolick is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404 of Regulation S-B.

Item 9.01. Financial Statements and Exhibits

 (c)  Exhibits.

       10.09 Employment Agreement, dated as of January 16, 2005, between David Stolick and the Registrant*
       99.1     Press Release dated January 17, 2005


* Indicates management contract or compensatory plan or arrangement.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: January 16, 2005


BRAINSTORM CELL THERAPEUTICS INC.


/s/ Yaffa Beck
-----------------------

Name: Yaffa Beck


Title: President & CEO

                                  EXHIBIT INDEX

Exhibit Number      Description
--------------      -----------

10.09 Employment Agreement, dated as of January 16, 2005, between David Stolick and the Registrant*
99.1                Press Release dated January 17, 2005

* Indicates management contract or compensatory plan or arrangement